Exhibit 3.1

AMENDMENT TO THE AMENDED AND RESTATED MEMORANDUM

AND ARTICLES OF ASSOCIATION OF JATT ACQUISITION CORP

JATT ACQUISITION CORP

(the “Company”)

RESOLUTION OF THE SHAREHOLDERS OF THE COMPANY

(Adopted by way of a special resolution passed on January 12, 2023)

RESOLVED, as a special resolution THAT, effective immediately, the Amended and Restated Memorandum and Articles of Association of the Company be amended by:

(a)	amending Article 49.7 by deleting the following introduction of such sub-section:

“In the event that the Company does not consummate a Business Combination by 18 months from the consummation of the IPO, or such later time as the Members may approve in accordance with the Articles, the Company shall:”

and replacing it with the following:

“In the event that the Company does not consummate a Business Combination by April 17, 2023, or such later time as the Members may approve in accordance with the Articles, the Company shall:”; and

(b)	amending Article 49.8 by deleting the words:

“within 18 months from the consummation of the IPO” and replacing them with the words:

“by April 17, 2023”.